Exhibit 21.1

Subsidiaries of TransAtlantic Petroleum Ltd.

Subsidiary	Jurisdiction of Incorporation
Amity Oil International Pty Ltd	Australia
Incremental Petroleum Pty Ltd	Australia
TransAtlantic Australia Pty Ltd	Australia
TransAtlantic Exploration Mediterranean International Pty Ltd	Australia
TransAtlantic (Holdings) Australia Pty Ltd	Australia
DMLP, Ltd.	Bahamas
Talon Exploration, Ltd.	Bahamas
TransAtlantic Turkey, Ltd.	Bahamas
TransAtlantic Worldwide, Ltd.	Bahamas
TransAtlantic Holdings, Ltd.	Bahamas
TransAtlantic Holdings B.C. Ltd.	British Columbia
Direct Petroleum Bulgaria EOOD	Bulgaria
TransAtlantic Petroleum Cyprus Limited	Cyprus
TransAtlantic Petroleum (USA) Corp.	Delaware
TransAtlantic Worldwide Romania SRL	Romania
Amity Ham Petrol ve Doğal Gaz Arama ve Üretim A.Ş.	Turkey
DMLP Ham Petrol ve Doğal Gaz Arama ve Üretim A.Ş.	Turkey
Petrogas Petrol Gaz ve Petrokemya Urunleri Insaat Sanayive Ticaret A.S.	Turkey
Talon Ham Petrol ve Doğal Gaz Arama ve Üretim A.Ş.	Turkey
TAT Petroleum Ham Petrol ve Doğal Gaz Arama ve Üretim A.Ş.	Turkey
Transatlantic Petroleum Ham Petrol ve Doğal Gaz Arama ve Üretim A.Ş.	Turkey